UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2023
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DUTCH BROS INC.
(Exact name of registrant as specified in its charter)
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Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
110 SW 4th Street			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.
On November 7, 2023, the Company announced its financial results for the third quarter ended September 30, 2023. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Director; Appointment of Director

On November 2, 2023, Shelley Broader resigned from the Board of Directors (the “Board”) of Dutch Bros Inc. (the “Company”). Ms. Broader’s resignation was not a result of any disagreement with the Company.

On November 3, 2023, the Board appointed C. David Cone to fill the vacancy created by Ms. Broader’s departure and to serve as a member of the Board until the Company’s 2024 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal. Mr. Cone has also been appointed as a member of the Audit and Risk Committee of the Board.

There are no arrangements or understandings between Mr. Cone and any other persons pursuant to which he was selected as a director. The Board has determined that Mr. Cone qualifies as an independent director under the independence requirements set forth under Section 303A.02 of the New York Stock Exchange listing rules. Additionally, there are no transactions involving the Company and Mr. Cone that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, and pursuant to the Company’s non-employee director compensation policy (“Director Compensation Policy”) as described in the Company’s 2023 Proxy Statement and Notice of Annual Stockholders’ Meeting filed with the SEC on April 3, 2023, Mr. Cone will receive an annual cash retainer for his service on the Board, an additional cash retainer for his service on any committee of the Board, and an initial equity grant and annual equity grants, each in the amounts set forth in the Director Compensation Policy.

In connection with the aforementioned appointment to the Board, the Company entered into its standard indemnification agreement with Mr. Cone, which form indemnification agreement is filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-258988) filed with the SEC on September 13, 2021 (“Indemnification Agreement”).

Departure of Class C Director; Appointment of Class C Director

On November 3, 2023, Charles Esserman resigned from the Board. Mr. Esserman’s resignation was not a result of any disagreement with the Company. Mr. Esserman served as one of two directors elected by the holders of Class C common stock, voting separately as a class (each, a “Class C Director”).

Pursuant to the Stockholder Agreement, dated September 17, 2021, between the Company and the stockholders party thereto, and the Company’s Amended and Restated Certificate of Incorporation, the holders of a majority of our Class C common stock (the “TSG Investors”) are entitled to fill any vacancy on the Board created by the resignation of a Class C Director. On November 3, 2023, the TSG Investors designated Sean Sullivan to fill the vacancy on the Board created by Mr. Esserman’s resignation and to serve as a Class C Director until the Company’s 2024 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal.

There are no arrangements or understandings between Mr. Sullivan and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Sullivan that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment to the Board and pursuant to the Director Compensation Policy, Mr. Sullivan will receive an annual cash retainer for his service on the Board, an additional cash retainer for his service on any committee of the Board, and an initial equity grant and annual equity grants, each in the amounts set forth in the Director Compensation Policy.

In connection with the aforementioned appointment to the Board, the Company entered into an Indemnification Agreement with Mr. Sullivan.
Item 7.01. Regulation FD Disclosure.
The information included in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated as of November 2, 2023, by and between Dutch Bros Inc. and C. David Cone
10.2	Offer Letter, dated as of November 3, 2023, by and between Dutch Bros Inc. and Sean Sullivan
99.1	Earnings Release issued by Dutch Bros Inc. on November 7, 2023
104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	November 7, 2023	By:	/s/ Charles L. Jemley
Charles L. Jemley
Chief Financial Officer